Exhibit 10.3

HAEMONETICS CORPORATION

2005 LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE UNIT AGREEMENT

WITH

«Name»

HAEMONETICS CORPORATION
PERFORMANCE SHARE UNIT AGREEMENT

THIS PERFORMANCE SHARE UNIT AGREEMENT (“Agreement”), dated as of «PSU Grant Date» (“Grant Date”) by and between Haemonetics Corporation, a Massachusetts corporation (“Company”), and «Name» (“Employee”), is entered into as follows:

WHEREAS, the Company has established the Haemonetics Corporation 2005 Incentive Compensation Plan, as amended, (“Plan”), a copy of which has been provided to Employee, and which Plan is made a part hereof; and

WHEREAS, the Company desires that the Employee be granted a Performance Share Unit award pursuant to Article 10 (Other Stock Unit Awards) of the Plan settled in Shares (as defined under the Plan), subject to the restrictions as hereinafter set forth.

NOW, THEREFORE, the parties hereby agree as follows:

1. Grant of Performance Share Units.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee a target award (“Target Award”) of «X Total PSUs» Performance Share Units (“PSUs”). Each unit represents the right to receive one Share. Subject to satisfaction of the terms and conditions of this Agreement and the Plan, the PSUs shall be settled in Shares. No dividend equivalent rights are payable with respect to the PSUs.

2. Vesting.

(a) Performance Measure and Vesting Dates. The performance measure for the PSUs under this Agreement shall be based on the Company’s TSR (as defined below) with respect to a Share as compared to the TSR of a share of stock of each of the companies listed in the combined indexes of the S&P MidCap 400 and the S&P SmallCap 600 (collectively, the “Combined Index”), as adjusted as set forth below, in each case over the three (3) year period beginning on «Start Date» and ending on «End Date» (the “Performance Period”). The interest of the Employee in the PSUs shall vest, if at all, on the last day of the Performance Period (the “Maturity Date”) according to the vesting schedule set forth on the following page (“Vesting Schedule”), and also conditioned upon the Employee’s continued employment with the Company through the Maturity Date:

Company Relative TSR Percentile Rank at Maturity Date	Share Payout as a Percentage of Target Award
40th Percentile or lower	0%
41st to 60th Percentile	50% to 99%
61st to 80th Percentile	100% to 200%
81st Percentile or higher	200%

Company Relative TSR Percentile Rank performance that is in between any two Company Relative TSR Percentile Ranks adjacent to each other in the above Vesting Schedule will be interpolated linearly and rounded to the nearest whole percentage (i.e., below 0.5 round down, at or above 0.5 round up). Notwithstanding the Vesting Schedule above, if the Company’s Total Shareholder Return for the Performance Period is negative, then any Share Payout shall be capped at 100% of the Target Award.

For purposes of calculating the Company Relative TSR Percentile Rank, the Company and each other company in the Index Population (as defined below) at the end of the Performance Period will be ranked in order of their TSR. The Company’s Relative TSR Percentile Rank will be equal to the percentage of companies in the Index Population at the end of the Performance Period that ranked equal to or lower than the Company, as calculated according to the following formula: N - R + 1, where “N” equals the total number of companies in the Index Population at the end of the Performance Period (including the Company) and “R” equals the Company’s rank against the other companies in the Index Population at the end of the Performance Period. For avoidance of doubt, in no event shall a company that is included in both the S&P MidCap 400 and the S&P SmallCap 600 be counted twice in determining the total number of companies in the Index Population at the end of the Performance Period.

The companies constituting the Combined Index for purposes of calculating TSR for the Performance Period will be the population of companies in the S&P MidCap 400 and the S&P SmallCap 600 as of the first day of the Performance Period (the “Index Population”), adjusted as follows: (i) companies that are removed from the Combined Index during the Performance Period but whose stock continued to be publicly traded on a major U.S. stock exchange during the entire Performance Period shall be included in the Index Population, (ii) companies that are added to the Combined Index during the Performance Period that were not part of the Index Population on the first day of the Performance Period shall be excluded from the Index Population, (iii) companies that have been acquired or gone private during the Performance Period such that their stock is no longer included in the Combined Index and failed to be publicly traded on a major U.S. stock exchange during the entire Performance Period shall be excluded from the Index Population; and (iv) companies that are no longer in existence or declare bankruptcy or whose stock ceases to be publicly traded on a major U.S. stock exchange as a result of a business failure shall be included in the Index Population but will be ranked at negative 100% (-100%) TSR for the Performance Period.

“Total Shareholder Return” or “TSR” for the Company and each member of the Index Population shall be calculated according to the following formula:

(Ending Average Price - Beginning Average Price) + Dividends Paid
Beginning Average Price

Where:

“Ending Average Price” shall mean the average Closing Price of the stock of the company being measured for the thirty (30) trading days at the end of the Performance Period,

“Closing Price” means, for a given trading day, the closing price of the stock of the company being measured on its primary U.S. stock exchange (or, if not traded on a U.S. exchange, its primary foreign securities exchange),

“Beginning Average Price” means the average Adjusted Closing Price of the stock of the company being measured over the Beginning Average Period,

“Beginning Average Period” means the thirty (30) trading days immediately preceding the first day of the Performance Period,

“Adjusted Closing Price” means, for a given trading day, the Closing Price of the stock of the company being measured on such trading day, as adjusted as follows: if the company being measured has declared a dividend with respect to which the ex-dividend date is during the Beginning Average Period, the amount of such dividend shall be added to the Closing Price for each trading day during the Beginning Average Period that is on or after such ex-dividend date, and

“Dividends Paid” means the sum of all dividends paid by the company being measured during the Performance Period.

Stock prices and dividends denominated in non-U.S. dollars for any member of the Index Population shall be converted to U.S. dollars using the currency exchange rates in effect on each relevant trading day and/or date of dividend payment, as applicable. Calculations shall be adjusted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as provided under Section 6 below.

Subject to any earlier payment made under Section 2(f) below, the vested number of PSUs determined under this Section 2(a) shall be settled by the Company in a single payment of Shares (subject to applicable tax withholding) as soon as reasonably practicable after the Maturity Date following certification by the Committee of the Company’s Relative TSR Percentile Rank, but in no event later than two and one-half months after the end of the Performance Period except as specifically permitted under IRS regulations without resulting in a violation of Section 409A of the Code (as defined under the Plan).

In situations where there is not continued employment through the Maturity Date, notwithstanding the foregoing, the interest of the Employee in the Shares subject to this award shall be determined as specified below.

(b) Employment Required. Except as otherwise provided in this Section 2, if the Employee ceases to be an employee of the Company or one of its Subsidiaries (as defined in the Plan) prior to the Maturity Date, the PSUs granted to the Employee hereunder shall not vest and instead shall be forfeited. In such event, vesting shall not be pro-rated between the Grant Date and the Maturity Date. For avoidance of doubt, employment with an entity that is a Subsidiary shall be deemed to terminate once the Company no longer has a majority interest in such entity.

(c) Disability. If such termination of employment is because of the Employee’s Disability (as defined in Section 2(g) below) while in the employ of the Company or its Subsidiaries, then the continued employment requirement for the Employee shall cease to apply and the Share Payout as a Percentage of Target Award for the PSUs shall be determined as of the Maturity Date and paid in accordance with Section 2(a) above; provided, however, that number of Shares paid to the Employee shall be multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of the Employee’s Disability, and denominator of which is 1095.

(d) Death. If the termination of employment is because of the death of the Employee while in the employ of the Company or its Subsidiaries, then the continued employment requirement for the Employee shall cease to apply and the Share Payout as a Percentage of Target Award for the PSUs shall be determined as of the Maturity Date and paid in accordance with Section 2(a) above; provided, however, that the number of Shares to be paid to the Employee’s estate shall be multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of the Employee’s death, and the denominator of which is 1095.

(e) Qualifying Retirement. If such termination of employment is because of the Employee’s Qualifying Retirement (as defined in Section 2(g) below) while in the employ of the Company or its Subsidiaries, then the continued employment requirement for the Employee shall cease to apply and the Share Payout as a Percentage of Target Award for the PSUs shall be determined as of the Maturity Date and paid in accordance with Section 2(a) above; provided, however, that the number of Shares to be paid to the Employee shall be multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of the Employee’s Qualifying Retirement, and the denominator of which is 1095.

(f) Qualifying Change in Control.

(1) Notwithstanding anything to the contrary contained in any employment agreement, severance agreement, change in control agreement or other agreement with the Employee, this Section 2(f) shall apply if a Change in Control (as defined in Section 2(g) below) occurs prior to the Maturity Date (a “Qualifying Change in Control”) and while the Employee is in the employ of the Company or a Subsidiary.

(2) Effective as of immediately prior to a Qualifying Change in Control, but subject to the occurrence of such Change in Control, the number of PSUs eligible to be vested shall be equal to the greater of the number of Shares under (i) the Target Award multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of the Qualifying Change in Control, and denominator of which is 1095, or (ii) the Share Payout as determined by the Committee under Section 2(a) above through the latest practicable date prior to such Change in Control. For purposes of this Section 2(f)(2), the Company Relative TSR Percentile Rank shall be determined by reference to the Company’s average relative TSR rank on the thirty (30) consecutive trading days immediately preceding the Qualifying Change in Control. The number of

PSUs determined in accordance with this Section 2(f)(2) is referred to as the “CIC Adjusted PSUs.”

(3) The CIC Adjusted PSUs shall become vested on a Qualifying Change in Control and settled within five days following the occurrence of such Change in Control if a replacement or substitute award meeting the requirements of this Section 2(f)(3) is not provided to the Employee in respect of such PSUs. An award meeting the requirements of this Section 2(f)(3) is referred to below as a “Replacement Award”. An award shall qualify as a Replacement Award if:

(A) it is comprised of restricted stock units with respect to a publicly traded equity security of the Company or the surviving corporation or the ultimate parent of the applicable entity following the Qualifying Change in Control,

(B) it has a fair market value at least equal to the fair market value of the CIC Adjusted PSUs established pursuant to Section 2(f)(2) as of the date of the Qualifying Change in Control,

(C) it contains terms relating to service-based vesting (including with respect to termination of employment) that are substantially identical to the terms set forth in this Agreement and does not contain any terms related to performance-based vesting, and

(D) its other terms and conditions are not less favorable to the Employee than the terms and conditions set forth in this Agreement or in the Plan (including provisions that apply in the event of a subsequent Change in Control) as of the date of the Qualifying Change in Control.

The determination of whether the conditions of this Section 2(f)(3) are satisfied shall be made by the Committee, as constituted immediately prior to a Qualifying Change in Control, in its sole discretion, prior to such Change in Control. If a Replacement Award is provided, the CIC Adjusted PSUs shall not be settled upon a Qualifying Change in Control, but instead as provided under Section 2(f)(4) below.

(4) If, in connection with a Qualifying Change in Control, the Employee is provided with a Replacement Award, such Replacement Award shall vest on the Maturity Date and be settled at the time as set forth in Section 2(a), subject to the Employee having not incurred a termination of employment with the Company and its Subsidiaries prior to the Maturity Date; provided that, if, within two years following such Change in Control, the Employee incurs a termination of employment due to being a Good Leaver (as defined in Section 2(g) below), then the Replacement Award shall become fully vested effective as of such termination of employment, and the Company shall issue one share to the Employee for each share under the Replacement Award as soon as reasonably practicable, and in no event more than 10 days, following such termination of employment. For purposes of determining the time of an accelerated payout under this

Section 2(f)(4), a termination of employment shall mean a “separation of service” within the meaning of Section 409A of the Code.

(g) Special Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

(1) “Change in Control” means the earliest to occur of the following events.

(A) a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the Company’s then outstanding Shares, shall acquire such additional Shares in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own fifty percent (50%) or more of the Shares outstanding,

(B) closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,

(C) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board of Directors (for this purpose, “Incumbent Board” means at any time those persons who are then members of the Company’s Board of Directors and who are either (i) members of the Company’s Board of Directors on the date of this Agreement, or (ii) have been elected, or have been nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination), and

(D) the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the Company’s outstanding Shares immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this definition, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of Shares by the persons described above immediately before the consummation of such transaction.

Notwithstanding the foregoing, none of the above events or conditions shall constitute a Change in Control for purposes of this Agreement unless the event or condition also constitutes a “Change in Control Event” for purposes of Treas. Reg. §1. 409A-3(i)(5).

(2) “Disability” has the meaning given it in Article 2 of the Plan; provided, however, that the Employee must also be considered to be “disabled” for purposes of Treas. Reg. §1.409A-3(i)(4).

(3) “Good Leaver” means the involuntary termination of the Employee’s employment by the Company other than a Termination for Cause, the Employee’s resignation for Good Reason, or the Employee’s termination of employment due to death, Disability or a Qualifying Retirement.

(4) “Good Reason” shall have the meaning given to such term in an employment agreement, severance or change in control agreement or, if there is no such agreement or if it does not define Good Reason, then Good Reason shall mean the occurrence of any one of the following, in the absence of Employee’s written consent:

(A) a material diminution in the Employee’s annual base salary or target annual incentive compensation from that in effect immediately prior to a Qualifying Change in Control,

(B) the assignment to the Employee of any duties materially inconsistent with Employee’s positions (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by the Company that results in a material diminution in such positions, authority, duties, or responsibilities, in each case, from those in effect immediately prior to a Qualifying Change in Control or

(C) the relocation of the Employee to a work location more than 50 miles from the Employee’s current work location (unless, as a result of such relocation, the Employee’s work location is closer to his or her place of residence);

provided that, in each case, (i) the Employee provides written notice to the Company of the existence of one or more of the conditions described in clauses described above within 30 days following the Employee’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, (ii) the Company and its Subsidiaries fail to cure such event or condition within 30 days following the receipt of such notice and (iii) the Employee incurs a termination of Employment within 30 days following the expiration of such cure period.

(5) “Qualifying Retirement” shall mean that the Employee voluntarily retires from the employ of the Company or its Subsidiaries at or after both attaining age fifty-five (55) and completing five (5) consecutive years of service. For purposes of this Agreement, a “year of service” shall mean a twelve (12) month period of continuous full-time employment with the Company (determined without regard to any breaks in service due to any paid leave of absence or any unpaid leave of absence authorized in writing by the Company). For the avoidance of doubt, termination of the Employee’s employment by the Company, either with or without Cause, shall not be treated as a Qualifying Retirement.

(6) “Termination for Cause” Unless otherwise provided under the termination with cause provisions of an individual employment agreement or change in control agreement, to invoke a Termination with Cause, the Company must provide written notice to the Employee of the existence of one or more grounds for termination as set forth below within 30 days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting cause, and, with respect to the grounds enumerated in clauses (B), (C) and (D) below, the Employee shall have 30 days following receipt of such written notice during which to remedy any such ground if it is reasonably subject to cure. “Cause” shall have the meaning given to such term in an employment agreement or change in control agreement covering the Employee or, if there is no such agreement or if it does not define Cause, then Cause shall mean the occurrence of any one of the following:

(A) Employee’s conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety,

(B) the Employee’s failure to perform substantially the Employee’s duties (other than any such failure resulting from Disability),

(C) the Employee engaging in gross misconduct, or

(D) the Employee willfully violating a material Company policy.

3. Restrictions.

(a) No Transfer. The PSUs granted hereunder may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated by the Employee other than by will or by the laws of descent and distribution, and any such purported sale, transfer, pledge, assignment or encumbrance, alienation or hypothecation shall be void and unenforceable against the Company and its Subsidiaries.

(b) Forfeiture. Except as provided for in Section 2, if the Employee’s employment with the Company terminates for any reason, the balance of the PSUs subject to the provisions of this Agreement which have not vested at the time of the Employee’s termination of employment shall be forfeited by the Employee, and the Employee shall have no future rights with respect to any such unvested PSUs.

(c) Clawback. This award and any resulting settlement of this award in Shares is subject to set-off, recoupment, or other recovery or “clawback” policy as required by applicable law, including any national exchange listing standards, or by any other future Company policy on the clawback of compensation for other reasons, as may be in place from time to time. The foregoing provisions of this Section 3(c) shall cease to apply following a Change in Control, except as otherwise required by applicable law, including any national exchange listing standards.

4. Delivery of Shares.

The means of settlement of vested PSUs is that the Company shall deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book entry, for the number of Shares equal to the number of the Employee’s PSUs that vest and are payable as specified in Section 2. An Employee shall have no further rights with regard to PSUs once the underlying Shares has been so delivered.

5. Employee Shareholder Rights.

Neither the Employee nor any person claiming through the Employee, will have any of the rights or privileges of a shareholder of Haemonetics with respect to the PSUs unless and until Shares have been issued, recorded on the records of the Company or its transfer agent, and delivered to the Employee. No dividend equivalents shall be paid on PSUs with respect to any cash dividends declared during any periods of time prior delivery of the Shares.

6. Adjustments or Changes in Capitalization.

Adjustments as a result of an event referenced in Section 4.5 of the Plan (including a change in corporate capitalization or a corporate transaction) shall be made under Section 4.5 of the Plan in a manner consistent with meeting the performance goal requirements under Section 162(m) of the Code.

7. Disability or Death of Employee.
Any Shares delivered pursuant to Section 4 shall be delivered to the Employee if legally competent or to a legally designated guardian or representative if the Employee is legally incompetent. If the Employee is not then living, the Shares shall be delivered to the representative of the Employee’s estate.

8. Taxes.

The Company’s obligation to deliver any certificates evidencing the Shares provided upon settlement of the vested PSUs (or to make a book-entry or other electronic notation indicating ownership of such Shares) is subject to the condition precedent that the Employee either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Committee or as may otherwise be permitted under Article 17 of the Plan. The Employee acknowledges and agrees that any income or other taxes due from the Employee with respect to the PSUs issued pursuant to this Agreement, including Social Security and Medicare taxes that may be owed on account of the vesting of the PSUs (unless the Company elects to withhold such payroll taxes at a later time in accordance with applicable law), and federal, state and local income taxes that may be owed on account of payment of the PSUs, shall be the Employee’s responsibility. By accepting this Grant, the Employee agrees and acknowledges that the Company promptly may withhold from the Employee’s compensation, including but not limited to Shares delivered pursuant to Section 4, the amount of taxes the Company is required to withhold pursuant to this Agreement, unless the Employee shall satisfy such withholding obligation to the Company as provided in Article 17 of the Plan. The Employee acknowledges that the tax laws and regulations applicable to the PSUs and the disposition of the Shares provided upon settlement of the vested PSUs are complex and subject to change, and it is the Employee’s sole responsibility to obtain his or her own advice as to the tax treatment of the terms of this Agreement.

9. Section 409A.

It is intended that the rights to receive Shares granted under this Agreement and the provisions of this Agreement be exempt from or comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 19.10 of the Plan and the requirements for avoiding taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, in no event whatsoever shall the Company or its Subsidiaries be liable for any additional tax, interest, or penalties that may be imposed on the Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

10. Data Privacy Consent.

As a condition of the Grant, the Employee consents to the collection, use and transfer of the Employee’s personal data as described in this Section 10. The Employee understands that the Company and its Subsidiaries hold certain personal information about the Employee, including the Employee’s name, home address and telephone number, date of birth, social insurance (or security) number or identification number, salary, nationality, job title, any Shares or directorships held in the Company (or any of its Subsidiaries), details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the purpose of implementing, managing and administering the Plan (“Data”). The Employee further understands that the Company and/or a Subsidiary may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and that the Company and/or a Subsidiary may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States or Canada, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Employee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Plan as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Employee’s behalf. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to it or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local Human Resources representative. Refusal or withdrawal of consent may, however, affect the Employee’s ability to exercise or realize benefits from this award or the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that the Employee may contact the Employee’s local Human Resources representative.

11. Miscellaneous.
(a) Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

(b) Enforcement. The Company shall not be required (i) to transfer on its books any Shares that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(b) Further Acts. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at her/his address then on file with the Company.

(d) No Guarantee of Employment. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to grant the Employee any right to remain an Employee of the Company during the vesting period or otherwise or shall interfere with or restrict in any way the right of the Company and its Subsidiaries, which is hereby expressly reserved, to remove, terminate, or discharge Employee at any time for any reason whatsoever.

(e) Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. The Agreement is subject to and shall be construed in accordance with the terms of the Plan, and words or phrases defined in the Plan shall have the same meaning for purposes of this Agreement unless the context clearly requires otherwise.

(f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Employee and the Employee’s executors, administrators, heirs and successors.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and applicable federal law, without regard to applicable conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. The parties agree that all disputes with respect to this agreement shall be resolved through courts of competent jurisdiction located in the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
HAEMONETICS CORPORATION

_________________________________
By:
Its:

By signing this Agreement, Employee acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan and this Agreement.
EMPLOYEE

_________________________________
[Employee Name]